Checkpoint Systems, Inc.
101 Wolf Drive, P.O. Box 188
Thorofare, NJ 08086

800 257 5540 Toll Free
856 848 1800 Phone
856 384 3132 HR Fax

May 8, 2013                                                      REVISED

Jeffrey O. Richard
2700 Amherst Avenue
Dallas, TX 75225

Dear Jeffrey:

I am pleased to confirm our employment offer for you to join Checkpoint Systems, Inc. as Executive Vice President/Chief Financial Officer, Grade 22, reporting to George Babich, President and CEO. This position is based out of the Thorofare, New Jersey location.  This offer is contingent upon successful completion of the drug test and background check; as well as the final approval from the Checkpoint Board of Directors.

Your employment is anticipated to commence on May 28, 2013.  The initial terms of your employment include an annual base salary in the amount of:

$16,153.85 bi-weekly ($420,000 annualized)

All other terms and conditions of your employment are outlined in the following attachment.

We look forward to your participation in our team at Checkpoint!

Sincerely,

/s/ Carol P. Roy
-----------------------

Carol P Roy
Sr. Vice President, Global Human Resources

cc:           George Babich (Manager)

1. Date of Employment	May 28, 2013

2. Bi-Weekly Salary	$16,153.85 based upon 26 pay periods per calendar year.

3. Payroll Schedule	Your first scheduled pay date will be June 14 2013 for the three week period of May 28, 2013 to June 16, 2013 and bi-weekly thereafter.

4. Performance Review	Your performance will be formally reviewed annually.

5. Bonus Plan
Your 2013 target CBP (Checkpoint Bonus Program) opportunity will be 75% of your annualized salary with a maximum pay out potential of up to 135% of target (pro-rated for the remainder of the calendar year) and based upon achievement of established individual and corporate goals.  The terms of your bonus will be defined through your manager. Actual bonus payments can be significantly higher or lower than the target. Checkpoint will guarantee 60% of your prorated target bonus for 2013.

Bonus plans are subject to change at the sole discretion of the Company.

6. Long Term Equity Based Awards
To reward high performers and key contributions, Checkpoint offers an annual incentive opportunity in the form of Stock Options and/or Restricted Stock Unit’s (RSU’s) subject to the established vesting requirements. The amount can vary dependent on the overall performance of the company and the relative performance of the individual, and Board of Directors approval. Your annual incentive opportunity is up to 75% of base pay, and pro-rated for the remainder of the calendar year.  For 2013, in alignment with other Global Leadership Team (GLT) members you will receive 15% of the award in Stock Options, 70% in $15 RSU’s and 15% in Performance Shares. The grant will consist of 5,760 Stock Options that vest equally over a 3-year period, 12,100 RSU’s that vest fully when the stock closes at or above $15 for 30 days before December 31, 2014 and 2,600 Performance Shares that cliff vest after 3 years based on Checkpoint’s TSR performance versus the Russell 2000.

A one time equity-based award will be granted to you upon approval of the Compensation Committee. The current estimated value of the award is approximately $330,000 (at $11 per share).  This includes 20,000 Stock Options and 30,000 RSU’s. The grant date for both awards will be your hire date and both awards vest equally over a 3-year period. This award is contingent on your relocation to the Philadelphia area no later than December 31, 2013.

7.Executive Stock Ownership Plan
As a Senior Executive of Checkpoint, to share in the Company’s fortune and risk, you should build an ownership position of the Company common stock over a 5 year period, and after that maintain that position. Please see the attached “Executive and Non-employee Directors Stock Ownership Policy”

8. Executive Deferred Comp Plan
This plan provides certain eligible employees of Checkpoint the opportunity to defer elements of their compensation and is designed to reward participants who choose a return which tracks the performance of Company stock and therefore align the interest of participants with the company’s shareholders.  The detailed comp plan is enclosed and will be discussed in more detail at your on-boarding.

9. Paid Time Off
As a new employee, you are eligible for 12 vacation days, 4 days of flex/personal time, and 3 sick days for the remainder of 2013, earned in accordance with policy. Your full annual entitlement as an EVP is 20 vacation days, 7 flex/personal and 5 sick days.

10. 401K, Medical and Insurance Plans
You will be eligible for medical, dental, life insurance, and the 401K plan on the first of the month following your date of hire, which in your case will be June 1, 2013.  Detailed information on insurance, 401k, and other benefits will be reviewed in orientation.   A copy of our company-sponsored benefit plans is enclosed.

11. Relocation
We will provide you with relocation assistance, as outlined in the attached addendum to this letter. Please provide receipts of actual move related expenses to ensure proper IRS accounting.  If your employment with Checkpoint ends due to voluntary resignation or termination for cause, within 18 months, you will owe back a pro-rated share of this allowance.  Repayment is not required if you are terminated due to restructure; or due to death or disability.

12. Employment-at-Will
As a matter of policy, all employment with Checkpoint Systems is considered to be employment-at-will.  Should you accept this offer, there is no expressed or implied contract of employment between you and Checkpoint Systems, Inc.  This simply means that either party can terminate this employment with or without notice.

13.Acknowledgement your employer.
We understand that you are not a party to any employment contract or agreement which restricts your ability to devote the full range of your skills and knowledge to Checkpoint, or your right to engage in competition with your present employer after the termination of your employment. If this understanding is incorrect, please notify us immediately.  In this case, our offer is contingent upon our receipt and review of any such agreement, and our determination that the agreement does not, in fact, prevent your engaging in vigorous competition for business with

14. Drug/Alcohol Policy	This offer is contingent upon consent and adherence to the Checkpoint Systems, Inc. Drug and Alcohol Policy, which includes an initial urinalysis drug test.

15. Background Check
This offer is contingent upon completion of a criminal background check, which is required to be free of any felonies or theft related misdemeanors. The Company reserves the right to conduct periodic verifications of an employee’s criminal background.

16. Confidentiality & Non-Compete
As a condition of employment, you will be required to sign a Non-Compete agreement for a period of one year.  You will also be required to sign an agreement regarding confidentiality, trade secrets, and other matters.  These documents are enclosed for your review and signature.

Please acknowledge your receipt of this offer and agreement with the terms outlined above by signing the attached copy of this letter and returning it to Gail Fiske via email (gail.fiske@checkpt.com).

Please feel free to call me at 856-384-3177, if you have further questions.

Sincerely,

/s/ Carol P. Roy
Carol P. Roy
Sr. Vice President, Global Human Resources

Accepted by:

/s/Jeffrey O. Richard                                                                       May 9, 2013
Jeffrey O. Richard                                                                           Date